Exhibit 10.18

Purchase and Sale Agreement

Agreement No.: JTDLD20180302

Purchaser: United Time Technology Co., Ltd.

Supplier: Guizhou Jietongda Technology Co., Ltd.

Purchase Contents: One Batch of Equipment

Place of Signing: Nanshan District, Shenzhen

Purchaser: United Time Technology Co., Ltd. (hereinafter referred to as “Party A”)

Address: 7/F, Block A, Building 5, Software Industry Base, Nanshan District, Shenzhen City

Contact information: 0755-86512181

Supplier: Guizhou Jietongda Technology Co., Ltd. (hereinafter referred to as "Party B")

Address: Floor 2, No. 4 Factory, Supporting Industrial Park, Xinpu Economic Development District, Xinpu New District, Zunyi City, Guizhou Province

Contact information: 0851-27353471

In order to develop a sense of responsibility of both parties and ensure the fulfillment of the respective economic objectives, in accordance with the Agreement Law of the People's Republic of China, both parties have entered into the following agreement on Party A's purchase of a batch of equipment from Party B through friendly negotiation:

I. Purchase Contents:

	Material Name	Specification/Model	Unit	Order Date	Quantity Ordered	Unit Price	Total Amount
1	SMT & Test and Production Lines	Production line	Line	2018-03-10	4	9,257,605	37,030,420.00
Total							37,030,420.00

II. Agreement Amount

Total Agreement Amount: RMB 37,030,420.00, in words: Thirty-Seven Million Thirty Thousand Four Hundred and Twenty Yuan only.

III. Time and Method of Payment

1. The Agreement amount shall be paid in three installments: (1) within 15 days after the Agreement comes into effect, Party A shall pay Party B 10% of the total Agreement amount and have the equipment shipped to Party A; (2) after the equipment is shipped to Party A's place of delivery, Party A shall pay 80% of the payment for goods to Party B within 90 days after acceptance by Party A; (3) after the installation and commissioning of the equipment, Party A shall pay Party B 10% of the total Agreement amount;

2. After the acceptance of the equipment, Party B shall issue a special VAT invoice at 17% to Party A. Party B shall ensure that the special Value Added Tax invoice issued is true and valid and can effect deduction. Otherwise, Party A shall be compensated for the losses arising therefrom.

3. The ownership of the goods belongs to Party B until Party A pays off the whole payment.

IV. Restrictions

The products provided under this Agreement shall only be sold in Mainland China and shall not be exported to foreign countries and Hong Kong, Macao and Taiwan. Otherwise, Party A shall be liable for the responsibilities arising therefrom.

V. Time, Place and Method of Delivery

1. Time of delivery: the goods shall be delivered within 30 days after the Agreement comes into effect

2. Place of delivery: Floor 2, No. 4 Factory, Ancillary Industrial Park, Xinpu Economic Development District, Xinpu New District, Zunyi City, Guizhou Province

3. Method of delivery: Party B shall be responsible for the transportation of the goods and bear the transportation fee.

4. Freight transport mode: ground transport.

5. If Party A requests to change the place of delivery, it shall notify Party B 15 days before the delivery date stipulated in the Agreement. The transportation fee increased due to Party A's change of address shall be borne by Party A.

VI. On-site Service (suggested to be agreed upon according to the actual situation)

1. The on-site personnel of the Supplier shall abide by the factory regulations and systems of Party A, and Party B shall be responsible for any violation of such personnel.

2. The Supplier's on-site personnel shall pay for their own rooms and meals.

VII. Personnel Training

The equipment manufacturer shall be directly responsible for providing training on operation, repair and maintenance of equipment for Party A's operation and maintenance personnel and relevant process engineering personnel, so that Party A's personnel can use, repair and maintain the equipment normally; Party B will not be liable for providing such training.

VIII. Warranty Service

1. Warranty service shall be provided according to the terms stipulated by the manufacturer from the date when the equipment is signed for by Party A. Request for warranty service shall be directly submitted to the equipment manufacturer; Party B will not be liable for warranty service.

2. After the warranty period, if Party A has maintenance needs, Party A shall directly contact the equipment manufacturer to confirm specific matters, and Party B will not be responsible.

IX. Liability for Breach of Agreement

1. If Party A returns the goods halfway without reason, it shall pay Party B 5% of the total consideration as penalties.

2. Party A shall pay 2‰ of the total Agreement amount to Party B as liquidated damages for each day of overdue payment. The total amount of liquidated damages shall not exceed 5% of the total Agreement amount.

X. Force Majeure

In the event of Force Majeure Event, the party affected by such event shall obtain a certificate from the notary office certifying that it cannot perform or cannot fully perform the Agreement, and notify the other party in a timely manner within 15 working days after the event occurs. Both parties agree that they can be exempted from all or part of their responsibilities accordingly.

XI. Alteration of Agreement

Matters not covered shall be settled through negotiation by both parties. Alterations and modifications to the Agreement shall be made in writing with the consent of both parties.

XII. Dispute Resolution Methods

Any dispute between both parties shall be resolved through negotiation. If the negotiation fails, either party shall bring a lawsuit to the people's court where Party B is located.

XIII. Coming into Force and Termination of Agreement

The Agreement shall come into effect after being signed and sealed by both parties. The Agreement shall be made in duplicate with each party holding one counterpart. These counterparts shall have the same legal effect.

(No text below)

Party A: United Time Technology Co., Ltd. (Seal Affixed) Authorized Representative: Minfei Bao (Seal Affixed) Date: MM DD YY	Party B: Guizhou Jietongda Technology Co., Ltd. (Seal Affixed) Authorized Representative: Jifang Yu (Seal Affixed) Date: MM DD YY

Annex I:

Asset Name	Specification/Model	Unit	Quantity
General-Purpose Tester	8960(G+C+W)	Set	50
Programmable Power Supply	33611	Set	45
GBIP Card	NI-GPIBHS	Set	46
Download Console/Mmi Workbench	2440*900*1950	Set	18
Calibration Console	2440*900*1950	Set	6
Reflow Oven	KTR-1000	Set	3
X-RAY	Scienscope	Set	1
PCB Depanelizer	GAM320	Set	3
UPS Power Supply	WZT-120KVA	Set	1
Steel Mesh Cleaning Machine	K-1800	Set	1
Suction Nozzle Cleaning Machine	WS-800	Set	1
Oven Temperature Tester	KICX5	Set	1
FEEDER Calibrator	Siemens	Set	1
Automatic Laser Coding Machine	N450	Set	1
Initial Workpiece Tester	FAI-600	Set	1
Baking Chamber	FD201	Set	1
Automatic Board Loading Machine	KT250	Set	3
Process Board	KT-50	Set	12
Process Board	KT-100	Set	3
NG Screening Board	KT-NB	Set	6
Panel Storing Machine	KT-CB	Set	3
Printing Press	DEK03iX (low-level configuration)	Set	2
SPI	S8030-2	Set	3
Chip Mounter	D4i (low-level configuration)	Set	6
AOI	LX330iL-XP	Set	3
Chip Mounter	IPLACED4i	Set	2
Chip Mounter	SIPLACED4i	Set	1
Printing Press	DEK NeoHorizon 03iX	Set	1

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